Exhibit 99.1

BMP Sunstone Reports Second Quarter 2009 Financial Results

PLYMOUTH MEETING, PA., August 10, 2009 (PRNewswire-Asia-FirstCall) – BMP Sunstone Corporation (NASDAQ: BJGP) (“BMP Sunstone” or the “Company”) today announced financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Revenue Highlights

Revenue in the second quarter of 2009 increased to $32.5 million from $29.6 million in the second quarter of 2008, reflecting increased demand for the Company’s distributed and licensed products, offset by a significant slow down of commercial activities related to uncertainty stemming from healthcare reform in China. Revenue from Sunstone (Tangshan) Pharmaceutical Co., Ltd., or Sunstone, generated $16.8 million of revenue, compared to $19.6 million in the prior year period. Sunstone’s year over year revenue performance primarily reflects destocking in the distribution channels resulting from the uncertainty created by the ongoing healthcare reform in China. Distributors reduced inventory on hand in order to protect against potential price reductions, if any, of the products that may be listed on China’s Essential Drug List (EDL) as part of China’s heath care reform policy. Revenue from distribution increased 63.1% to $14.1 million in the second quarter of 2009 from $8.7 million in the prior year period, reflecting revenue from Shanghai Rongheng Pharmaceutical, Ltd., which was acquired in July 2008, and sales growth of Wanwei Pharmaceutical Co., Ltd.’s, or Wanwei. Revenue from licensed products increased 13.3% to $1.6 million from $1.4 million in the prior year period, reflecting sales and marketing efforts of Anpo, Propess and Ferriprox compared to the prior year.

First Half 2009 Financial Results

For the six months ended June 30, 2009, revenue increased 50.3% to $71.7 million from $47.7 million in the first six months of 2008. During this same time period, gross profit increased 44.4% to $35.1 million from $24.3 million. Income from operations increased to $3.3 million, compared to $208,000 in the first six months of 2008. Non-GAAP net income was $3.3 million, or $0.07 per diluted share, compared to $1.2 million, or $0.03 per diluted share, in the prior year period. On a GAAP basis, the Company reported a net loss of $3.7 million, or ($0.09) per share, compared to $4.1 million, or ($0.11) per share, in the first six months of 2008. The EPS calculation is based on 46.9 million diluted shares outstanding, compared to 38.7 million diluted shares outstanding in the prior year period.

David Gao, Chief Executive Officer of BMP Sunstone, stated, “Lower than expected Sunstone revenue offset strength in other areas of the business and our second quarter results reflect this. While Sunstone demonstrated strong growth in the first quarter of the year, destocking by almost 50% in over-the-counter distribution channels undermined performance of Sunstone in the second quarter. Destocking was due to the fact that the Chinese government has not yet released the details of its Healthcare Reform policy. Our RX and distribution businesses have been performing as planned, however, those businesses were not able to offset Sunstone’s shortfall.”

Second Quarter 2009 Operational Highlights

Gross profit in the second quarter of 2009 decreased to $14.4 million from $16.6 million in the second quarter of 2008. Gross margin was 44.3%, compared to 55.9% in the prior year period. Gross margin performance reflects Sunstone’s lower revenue contribution this quarter versus the prior year period.

Operating income was $93,000 in the second quarter of 2009, compared to $1.6 million in the second quarter of 2008, reflecting continued cost control and cost synergies. General and administrative expenses as a percentage of revenue was approximately 12.3%, down from 12.9% in the prior year period.

Non-GAAP net income was $300,000, or $0.01 per diluted share, compared to $1.3 million, or $0.03 per diluted share, in the second quarter of 2008. On a GAAP basis, the Company reported a net loss of $1.7 million in the second quarter of 2009, or ($0.04) per share, compared to a net loss of $1.3 million, or ($0.03) per share, in the prior year period. The earnings per share calculation is based on 50.7 million diluted shares outstanding, compared to 40.9 million diluted shares outstanding in the prior year period.

Non-GAAP net income and earnings per share exclude stock based compensation expense, amortization related to the Sunstone and Wanwei acquisitions, amortization of debt discount and issuance cost, loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Adjusted EBITDA is a non-GAAP measure which provides earnings before interest, taxes, depreciation and amortization and excludes loss on early extinguishment of debt and gain on the embedded derivative value on convertible notes. Please refer to the financial tables provided in this news release for a reconciliation of GAAP results to non-GAAP results for the three-month periods ended June 30, 2009 and June 30, 2008.

Balance Sheet

On June 30, 2009, the Company’s cash position was $8.9 million and we had notes receivable of $12.9 million, totaling approximately $21.8 million. All notes receivables are guaranteed by established banks in China and have maturities of six months or less. During the second quarter of 2009, the Company reduced its outstanding indebtedness from $43.6 million at March 31, 2009 to $31.5 million as of June 30, 2009. In addition, effective August 3, 2009, the Company further enhanced its balance sheet with the divestment of its 20% ownership of Alliance BMP, a joint venture, for $15.1 million.

Financial Guidance

BMP Sunstone is reiterating its revenue, EBITDA and non-GAAP net income guidance for 2009. As previously announced, for the fiscal year 2009, revenue is anticipated to increase at least 35% year over year to reach $150 million to $160 million. EBITDA is expected to reach $16 million to $18 million, and non-GAAP net income is expected to reach $9 million to $11 million.

Gao continued, “Sequentially and on a year over year basis, Sunstone generated lower revenue in the second quarter of 2009. We believe that the recent decline in purchases from distributors will reverse as soon as the pending Chinese healthcare policies are finalized and disclosed. Our 2009 financial guidance reflects sales and marketing expansion in China resulting from continued performance at all of our business units, especially at Sunstone, and reflects operational synergies resulting from acquisitions we completed over the past eighteen months. In 2009, we expect all of our business units to be profitable, which will mark a significant milestone in the Company’s development.”

Conference Call

The Company will hold a conference call at 5:00 pm ET on August 10, 2009 to discuss second quarter 2009 results. Listeners may access the call by dialing 1-888-679-8018 or 1-617-213-4845 for international callers, access code: 61955491. Preregistration and a webcast will also be available through the Company’s website at www.bmpsunstone.com. A replay of the call will be available through August 16, 2009. Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 70723501.

About BMP Sunstone Corporation

BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in China’s healthcare industry on the Company’s growth and financial performance, the Company’s expected financial performance in 2009 and the Company’s expectations for each of its business units in 2009. These statements are subject to uncertainties and risks including, but not limited to, operating performance, the timing of China’s healthcare reform policy, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT

Integrated Corporate Relations, Inc.

Ashley M. Ammon, 203-682-8200 (Investor Relations)

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

	For the Three months ended June 30,		For the Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Third parties	$32,123	$27,137	$67,644	$44,435
Related parties	360	2,501	4,102	3,292

Total Revenues	32,483	29,638	71,746	47,727
Cost of Goods Sold	18,089	13,077	36,694	23,445

Gross Profit	14,394	16,561	35,052	24,282

Sales and Marketing Expenses	10,300	11,138	23,811	17,099
General and Administration Expenses	4,001	3,819	7,930	6,975

Total Operating Expenses	14,301	14,957	31,741	24,074

Profit From Operations	93	1,604	3,311	208

Other Income (Expense):
Interest Income	84	14	108	62
Interest Expense	(1,058)	(1,611)	(2,475)	(3,180)
Debt Issuance Cost Amortization	(97)	(210)	(225)	(420)
Equity Method Investment Income	65	—	82	675
Loss on Early Extinguishment of Debt	—	—	(4,573)	—
Gain(Loss) on Derivatives	(447)	—	1,204	—

Total Other Income (Expense)	(1,453)	(1,807)	(5,879)	(2,863)

Loss Before Provision For Income Taxes	(1,360)	(203)	(2,568)	(2,655)
Provision For Income Taxes	372	1,064	1,154	1,411

Net Loss	$(1,732)	$(1,267)	$(3,722)	$(4,066)
Less: Net Loss Attributable to the Noncontrolling Interest	16	—	16	—

Net Loss Attributable to BMP Sunstone Corporation	$(1,716)	$(1,267)	$(3,706)	$(4,066)

Basic and Fully-Diluted Loss Per Share	$(0.04)	$(0.03)	$(0.09)	$(0.11)

Basic Weighted-average Shares Outstanding	41,539	39,511	41,154	37,304

Fully Diluted Weighted-average Shares Outstanding	50,699	40,850	46,875	38,719

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Statements of Operation

($ amounts, except per share amounts in thousands)

Non GAAP

	For the Three months ended June 30,		For the Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Third parties	$32,123	$27,137	$67,644	$44,435
Related parties	360	2,501	4,102	3,292

Total Revenues	32,483	29,638	71,746	47,727
Cost of Goods Sold	17,974	12,970	36,464	22,669

Gross Profit	14,509	16,668	35,282	25,058

Sales and Marketing Expenses	9,547	10,253	22,332	15,797
General and Administration Expenses	3,359	3,203	6,684	5,729

Total Operating Expenses	12,906	13,456	29,016	21,526

Profit From Operations	1,603	3,212	6,266	3,532

Other Income (Expense):
Interest Income	46	14	70	62
Interest Expense	(1,058)	(844)	(2,025)	(1,646)
Debt Issuance Cost Amortization	—	—	—	—
Equity Method Investment Income	65	—	82	675
Loss on Early Extinguishment of Debt	—	—	—	—
Gain on Derivatives	—	—	—	—

Total Other Income (Expense)	(947)	(830)	(1,873)	(909)

Profit Before Provision For Income Taxes	656	2,382	4,393	2,623
Provision For Income Taxes	372	1,064	1,154	1,411

Net Profit	$284	$1,318	$3,239	$1,212
Less: Net Loss Attributable to the Noncontrolling Interest	16	—	16	—

Net Profit Attributable to BMP Sunstone Corporation	300	1,318	3,255	1,212

Basic Profit Per Share	$0.01	$0.03	$0.08	$0.03
Fully Diluted Profit Per Share	$0.01	$0.03	$0.07	$0.03

Basic Weighted-average Shares Outstanding	41,539	39,511	41,154	37,304
Fully Diluted Weighted-average Shares Outstanding	50,699	40,850	46,875	38,719

BMP Sunstone Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

($ amounts in thousands)

	June 30, 2009	December 31, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$8,901	$15,740
Restricted Cash	1,563	1,150
Notes Receivable	12,905	15,797
Accounts Receivable, net of allowance for doubtful accounts of $116 and $127	37,770	30,897
Inventory, net of allowance for obsolescence of $45 and $0	9,498	10,184
Due from Related Party	1,259	1,834
Other Receivables	2,091	2,168
VAT Receivable	1,141	921
Prepaid Expenses and Other Current Assets	6,683	6,247

Total Current Assets	81,811	84,938
Property and Equipment, net	23,512	22,840
Investment in Alliance BMP Limited	15,093	15,093
Investment in Shengda	3,003	—
Investments, at Cost	146	146
Goodwill	69,958	69,866
Other Assets	619	875
Land Use Rights, net of accumulated amortization	2,869	2,002
Intangible Assets, net of accumulated amortization	40,207	41,891

Total Assets	$237,218	$237,651

Liabilities and Equity
Current Liabilities:
Notes Payable and Bank Borrowings, net of debt discounts	$1,841	$33,591
Accounts Payable	26,873	27,482
Due to Related Parties	2,658	4,361
Deferred Revenues	128	128
Accrued Expenses	15,201	14,601

Total Current Liabilities	46,701	80,163

Long-Term Debt, including debt premium	29,641	—
Deferred Taxes	9,646	9,856

Total Liabilities	85,988	90,019

Equity:

Common Stock, $.001 Par Value; 75,000,000 Shares Authorized as of June 30, 2009 and December 31, 2008; 41,558,905 and 40,246,410 Shares Issued and Outstanding as of June 30, 2009 and December 31, 2008, respectively	42	40
Additional Paid in Capital	167,578	160,864
Common Stock Warrants	8,621	9,049
Accumulated Deficit	(34,748)	(31,042)
Accumulated Other Comprehensive Income	9,314	8,721

Total Equity	150,807	147,632
Noncontrolling Interest	423	—

Total Liabilities and Equity	$237,218	$237,651

BMP Sunstone Corporation and Subsidiaries

Non GAAP Reconciliations

($ amounts, except per share in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP Gross Profit	$14,394	16,561	$35,052	$24,282
Amortization Related to Acquisitions	115	107	230	776

Non GAAP Gross Profit	$14,509	$16,668	$35,282	$25,058

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP Operating Income	$93	$1,604	$3,311	$208
Stock Based Compensation	599	616	1,184	1,179
Amortization Related to Acquisitions	911	992	1,771	2,145

Non GAAP Operating Income	$1,603	$3,212	$6,266	$3,532

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP Net Loss	$(1,716)	$(1,267)	$(3,706)	$(4,066)
GAAP EPS	$(0.04)	$(0.03)	$(0.09)	$(0.11)

Stock Based Compensation	599	616	1,184	1,179
Debt Discount and Premium Amortization and Issuance Cost	59	977	637	1,954
Amortization Related to Acquisitions	911	992	1,771	2,145
Loss on Early Extinguishment of Debt	—	—	4,573	—
Gain (Loss) on Derivatives	447	—	(1,204)	—

Non GAAP Net Income	$300	$1,318	$3,255	$1,212

Non GAAP EPS	$0.01	$0.03	$0.08	$0.03

BMP Sunstone Corporation and Subsidiaries

Adjusted EBITDA Reconciliation

($ amounts in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net Loss	$(1,716)	$(1,267)	$(3,706)	$(4,066)
Net Loss Reconciliation to Adjusted EBITDA:
Interest expense, net	1,019	830	1,962	1,584
Income taxes	372	1,064	1,154	1,411
Depreciation	631	552	1,153	809
Amortization of intangibles and fair value of inventory increase	911	992	1,771	2,095
Loss on Early Extinguishment of Debt	—	—	4,573	—
Gain (Loss) on derivatives	447	—	(1,204)	—
Amortization of debt discount and premium and debt issuance costs	59	977	636	1,954

ADJUSTED EBITDA	$1,723	$3,148	$6,339	$3,787